UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

RUBY TUESDAY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 24, 2005

Dear Shareholders:

We are holding your 2005 Annual Meeting on Wednesday, October 5, 2005, at 11:00 a.m., local time, at Ruby Tuesday, Inc.’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801. Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement.

We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

RUBY TUESDAY, INC.

Samuel (Sandy) E. Beall, III
Chairman of the Board,
Chief Executive Officer and President

RUBY TUESDAY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
OCTOBER 5, 2005

The Annual Meeting of Shareholders of Ruby Tuesday, Inc. (the “Company”) will be held at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801, on Wednesday, October 5, 2005, at 11:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors for a term of three years to the Board of Directors;

2.	To approve an amendment to the Company’s 2003 Stock Incentive Plan (formerly known as the 1996 Non-Executive Stock Incentive Plan) to increase the number of shares authorized for issuance by 2,800,000 shares;

3.	To ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2006;

4.	To consider a shareholder proposal; and

5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on August 10, 2005, are entitled to vote at the meeting.

The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and its telephone number is (865) 379-5700.

We hope you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By Order of the Board of Directors,
Scarlett May
Vice President, General Counsel
and Secretary

August 24, 2005
Maryville, Tennessee

RUBY TUESDAY, INC.

PROXY STATEMENT

TABLE OF CONTENTS

GENERAL INFORMATION	1
BENEFICIAL OWNERSHIP OF COMMON STOCK	2
PROPOSAL 1 ELECTION OF DIRECTORS	3
Nominees for Directors	4
Directors Continuing in Office	4
Directors’ Independence	6
Compliance with Section 16(a) of the Securities Exchange Act of 1934	6
Directors’ Fees and Attendance	6
Committees of the Board of Directors	7
Policy with Regard to Directors’ Attendance at Annual Meeting of Shareholders	9
Procedure for Shareholder Communication with Directors	9
CORPORATE GOVERNANCE	9
EXECUTIVE OFFICERS OF THE COMPANY	10
EXECUTIVE COMPENSATION	11
SUMMARY COMPENSATION TABLE	11
OPTION GRANTS IN FISCAL 2005	12
AGGREGATED OPTION EXERCISES IN FISCAL 2005 AND FISCAL YEAR END VALUES	13
EQUITY / RETIREMENT COMPENSATION PLAN INFORMATION	13
Retirement Plan	14
Executive Supplemental Pension Plan	14
Executive Supplemental Pension Plan Estimated Annual Benefits for Representative Years of Service to Age 60	15
Management Retirement Plan	15
Management Retirement Plan Estimated Annual Benefits for Representative Years of Service to Age 65	16
Employment Agreement	16
COMPENSATION COMMITTEE REPORT	18
Overall Compensation Philosophy	18
Base Salaries	18
Annual Incentive Compensation	19
Executive Stock Ownership	19
Long-Term Incentive Compensation	19
Chief Executive Officer Compensation	20
Deductibility of Executive Compensation	20
Board of Directors and Compensation Committee	21
CERTAIN TRANSACTIONS	21
PROPOSAL 2 AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN	21
AUDIT COMMITTEE MATTERS	25
Audit Committee Report	25
Audit Committee Charter	26
Independence of Audit Committee Members	26
PROPOSAL 3 INDEPENDENT PUBLIC ACCOUNTANTS	26
Accountants Fees and Expenses	26
Determination of Auditor Independence	27
PERFORMANCE GRAPH	28
PROPOSAL 4 SHAREHOLDER PROPOSAL	29
SHAREHOLDER PROPOSALS	33
GENERAL	33

- iii -

RUBY TUESDAY, INC.

150 West Church Avenue
Maryville, Tennessee 37801
(865) 379-5700

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The following Proxy Statement and the accompanying proxy card, first mailed to shareholders of record on or about August 24, 2005, are furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc., a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 5, 2005, at 11:00 a.m., local time, at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801, and at any adjournment(s) thereof (the “Annual Meeting”).

Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting by giving the Secretary of the Company written notice of revocation, by returning a later dated proxy, or by expressing a desire to vote in person at the Annual Meeting. All shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxy will be voted (i) in favor of the election of the three nominees for Class I directors named in this Proxy Statement; (ii) in favor of an amendment to the Company’s 2003 Stock Incentive Plan (formerly known as the 1996 Non-Executive Stock Incentive Plan, the “2003 SIP”) to increase the number of shares authorized for issuance by 2,800,000 shares; (iii) in favor of the ratification of the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2006; (iv) against the shareholder proposal; and (v) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you participate in the Company’s Salary Deferral Plan (the “Plan”), your proxy card will also serve as a voting instruction card for the Plan Trustee. If you do not provide voting instructions with respect to the shares held in the Plan to the Plan Trustee, those shares will not be voted. If you participate in the Plan or maintain accounts in more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive.

The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and will reimburse them for any expenses incurred in so doing. If necessary, the Company also may use some of its employees to solicit proxies from the shareholders personally or by telephone.

August 10, 2005 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by a valid proxy on which the authority to vote for one or more director nominees is withheld, if any, are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 10, 2005 was 63,328,591, each of which is entitled to one vote.

Election of each of the director nominees named in Proposal 1 requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting. So long as a quorum is present, the number of votes cast in favor must exceed the votes against in order to (i) approve the amendment to the 2003 SIP; (ii) ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2006; and (iii) approve the shareholder proposal. Therefore, abstentions and broker non-votes will have no effect on the outcome of the voting on the amendment to the 2003 SIP, the ratification of the selection of the independent registered public accounting firm and the shareholder proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of August 10, 2005 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company who beneficially own more than five percent (5%) of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent (1%) of the outstanding Common Stock.

Name or Group	Number of Shares Beneficially Owned (1)		Percent of class (2)
Neuberger Berman, LLC 2605 Third Avenue New York, NY 10158	6,084,210	(3)	9.6%
Samuel E. Beall, III	2,125,599	(4)	3.4%
Claire L. Arnold	66,855		*
James A. Haslam, III	124,757	(5)	*
Bernard Lanigan, Jr	21,210	(6)	*
John B. McKinnon	113,436	(7)	*
Dr. Donald Ratajczak	65,411	(8)	*
Stephen I. Sadove	15,798		*
Marguerite N. Duffy	391,971		*
A. Richard Johnson	376,070	(9)	*
Nicolas N. Ibrahim	273,964	(10)	*
Mark S. Ingram	478,969	(11)	*
All directors and executive officers as a group (13 persons)	4,445,727		7.0%

(1)	The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 10, 2005, held by the named persons and group as follows: Mr. Beall, 1,627,582; Ms. Arnold, 18,805; Mr. Haslam, 17,128; Mr. Lanigan, 17,545; Mr. McKinnon, 18,694; Dr. Ratajczak, 17,941; Mr. Sadove, 14,236; Ms. Duffy, 369,360; Mr. Johnson, 359,794; Mr. Ibrahim, 269,773; Mr. Ingram, 391,562; and all directors and executive officers as a group, 3,509,566; and (ii) shares held in the Plan as follows: Mr. Beall, 22,604; Ms. Duffy, 3,017; and all directors and executive officers as a group, 26,889.

The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company’s Deferred Compensation Plan which, as of July 31, 2005, were as follows: Mr. Beall, 20,713; Ms. Duffy, 2,365; Mr. Ibrahim, 13,681; Mr. Ingram 6,662; and all directors and executive officers as a group, 54,224. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon termination of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2)	“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including shares subject to currently exercisable options and options exercisable within 60 days after August 10, 2005), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)	The information presented is based on the Schedule 13G, as amended, filed by Neuberger Berman, LLC, reporting beneficial ownership as of December 31, 2004.

(4)	Includes (i) 169,424 shares held in the Beall Family Ltd. Partnership, a limited partnership of which Mr. Beall is a general partner, and (ii) 13,626 shares owned jointly by Mr. Beall and his spouse.

(5)	Includes 90,483 shares held by PTC, Inc. of which Mr. Haslam is President and a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares. The total amount also includes 12,561 shares held by Mr. Haslam and his spouse as tenants in common.

(6)	Includes 1,000 shares held in a family limited partnership.

(7)	Includes 42,500 shares owned by Mr. McKinnon and his spouse as tenants in common.

(8)	Includes 13,500 shares held in an individual retirement account by Dr. Ratajczak.

(9)	Includes 370 shares owned jointly by Mr. Johnson and his children.

(10)	Includes 2,600 shares owned by Mr. Ibrahim and his spouse as tenants in common.

(11)	Includes 19,000 shares owned by Mr. Ingram’s spouse, 10,084 shares owned by Mr. Ingram and his spouse as tenants in common and 3,060 shares held by his spouse as custodian for their children.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The Company’s Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The terms of office of the Class I directors expire at the Annual Meeting. The Board of Directors has nominated Bernard Lanigan, Jr., James A. Haslam, III and Stephen I. Sadove to serve in Class I of the Board of Directors for a term of three years. All of the nominees are currently serving as directors of the Company. Currently, the Board of Directors is set at seven members. The Class II directors and the Class III directors have one year and two years, respectively, remaining on their terms of office.

It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless authority to so vote is withheld. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

Director and Director Nominee Information

Nominees for Directors

CLASS I – TERM EXPIRING 2008

BERNARD LANIGAN, JR. Director of the Company since	Age: 57

Mr. Lanigan founded, and has served as Chairman and managing principal of, Lanigan & Associates, P.C., Certified Public Accountants and Management Consultants, since 1974. Mr. Lanigan has also served as Chairman and managing director of Southeast Asset Advisors, Inc., a registered investment advisor and consulting company, since 1981.

JAMES A. HASLAM, III Director of the Company since	Age: 51

Mr. Haslam has been President and Chief Executive Officer of Pilot Travel Centers, LLC, a nationwide operator of travel centers, since September 2001. Mr. Haslam served as Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in 36 states, from July 1995 to September 2001. From 1976 to 1995, Mr. Haslam was Executive Vice President of Pilot Corporation. Mr. Haslam is also a director of First Horizon National Corporation.

STEPHEN I. SADOVE Director of the Company since 2002	Age: 54

Mr. Sadove has served as Chief Operating Officer and Vice Chairman of the board of directors of Saks Incorporated since March 2004 and January 2002, respectively. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care from September 2000 to January 2001; as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care and Nutritionals from 1998 to September 2000; as President of Worldwide Beauty Care from 1995 to 1998; and as President of Clairol, Inc. from 1991 to 1995. Mr. Sadove also serves on the Board of Trustees of Equity Office Properties.

Directors Continuing in Office

CLASS III – TERM EXPIRING 2007

JOHN B. MCKINNON Director of the Company since 1989	Age: 70

Prior to his retirement in May 1995, Mr. McKinnon was Dean of Babcock Graduate School of Management at Wake Forest University. Prior to his position at Wake Forest University, Mr. McKinnon was President of Sara Lee Food Service from July 1988 through June 1989, and President of Sara Lee Corporation from July 1986 through June 1988. Mr. McKinnon is also a director of Medcath, Inc.

SAMUEL E. BEALL, III Director of the Company since 1982	Age: 55

Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995 and also as President of the Company since July 2004. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995, and President and Chief Operating Officer of the Company from September 1986 to June 1992. Mr. Beall is also a board member of several private companies, including Pilot Corporation, Pilot Travel Centers, LLC, SSC Service Solutions Co., and Blackberry Hotel Co.

CLASS II – TERM EXPIRING 2006

DR. DONALD RATAJCZAK Director of the Company since 1981	Age: 62

Dr. Ratajczak is a consulting economist who, from May 2000 until April 2003, was Chairman and Chief Executive Officer of BrainWorks Ventures Inc. (AssuranceAmerica Corporation is the successor by merger to BrainWorks Ventures Inc.), a company which provided investment and advisory services for startup technology companies. From July 1973 until his retirement in June 2000, Dr. Ratajczak served as Professor and director of the Economic Forecasting Center at Georgia State University. Dr. Ratajczak is also a director of CIM High Yield Securities Fund, Crown Crafts, Inc., TBC Corporation, Regan Holding Corp., Citizens Trust Bank, and AssuranceAmerica Corporation.

CLAIRE L. ARNOLD Director of the Company since 1994	Age: 58

Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company, from November 1992 to April 1994. Prior thereto, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P. from August 1979 to November 1992. Ms. Arnold also serves as a director of Schweitzer-Mauduit International, Inc. and AdvanceAmerica.

The Board of Directors recommends that you vote FOR
the election of the three nominees for Class I Directors named above.

Directors’ Independence

The Board of Directors has determined that each of the Company’s directors, other than Samuel (Sandy) E. Beall, III, is independent as independence for directors is defined under the New York Stock Exchange (“NYSE”) listing standards regarding corporate governance. Mr. Beall is not an independent director because he is the Company’s President and Chief Executive Officer. As contemplated by the NYSE corporate governance standards, the Board of Directors has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board of Directors, however, considers all “material relationships” with each director and all facts and circumstances it deems relevant in making its independence determination. A relationship falls within the categorical standards if it: (i) is of a type of relationship addressed in Section 303A.00 of the NYSE Listed Company Manual, but under those rules provides a determination of independence, and (ii) is of a type of relationship or transaction addressed in Item 404 of Regulation S-K, but under that regulation does not require disclosure. The Board of Directors has made the determination that all of the independent directors met the categorical standards other than James A. Haslam, III, who has an indirect interest in the Holrob-Mercedes lease as described in “Certain Transactions” below. The Board of Directors has concluded that the Holrob-Mercedes lease does not constitute a “material relationship” between Mr. Haslam and the Company within the meaning of the NYSE corporate governance standards because, among other things, (i) the lease was entered into before Mr. Haslam became a director, and (ii) the lease involves an insignificant amount, currently approximately $73,965 a year.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and greater than 10% shareholders (“Reporting Persons”) to file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, except as described below, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2005 have been complied with on a timely basis. Ms. Arnold failed to timely report the exercise of a stock option on November 24, 2004, pursuant to which Ms. Arnold acquired 954 shares of Common Stock representing all of the shares of Common Stock that Ms. Arnold could purchase pursuant to such option. Ms. Arnold filed a Form 4 with the SEC reporting this transaction on December 2, 2004.

Directors’ Fees and Attendance

The Board of Directors met four times during fiscal year 2005. Each director attended 100% of these meetings and meetings of any committee of which he or she was a member which were held during the fiscal year.

Directors who are employees of the Company receive no directors’ fees. All non-employee directors currently receive $4,500 quarterly retainers, $4,500 per regularly-scheduled Board meeting attended and $2,250 for each special Board meeting attended. Non-employee directors serving on the Audit Committee, the Compensation and Stock Option Committee, or the Nominating and Governance Committee (other than the Chairs of such committees) do not receive any fee for attending committee meetings. Committee members receive a $2,250 fee for each committee meeting attended which is not held on the same day as a meeting of the Board of Directors. In addition, the Chairs of each committee receive an annual fee of $4,000 and the other members of the Audit Committee receive an annual fee of $3,000.

The Company’s Stock Incentive and Deferred Compensation Plan for Directors (the “Directors’ Plan”) permits non-employee directors to defer all or a portion (in 25 percent (25%) increments) of their retainer(s) (other than any portion of the retainer(s) allocated to Stock Awards, as described below) and/

or any additional meeting and committee fees to a deferred compensation account. Deferred compensation accounts are credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Amounts credited to a director’s deferred compensation account will be distributed not sooner than the earlier of the first January 15 or July 15 following (a) the date of the director’s 70th birthday, or (b) the date the director ceases to be a member of the Board of Directors.

The Directors’ Plan provides that each non-employee director who has not attained the Target Ownership Level (as defined below) will be deemed to have elected to direct that 60 percent (60%) of his or her retainer(s) payable for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf. Each non-employee director who has attained the Target Ownership Level may elect to direct, in 10 percent (10%) increments and subject to other conditions prescribed by the Directors’ Plan, that up to 60 percent (60%) of his or her retainer(s) for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf (collectively, the “Stock Awards”). A deemed election will continue in effect until that director, after attaining the Target Ownership Level, modifies or revokes the election in the manner allowed for discretionary elections.

A director will be treated as having attained the Target Ownership Level for a fiscal quarter if he or she owns, on the first day of that fiscal quarter, at least a number of shares of Common Stock with a fair market value, as determined by the closing price on the last trading day prior to such date (“Fair Market Value”), equal to 10 multiplied by that director’s annual retainer.

Each director who has elected, or who has been deemed to have elected, to purchase Stock Awards for a fiscal quarter, will be issued the number of shares of Common Stock equal to the amount of the retainer elected to be so allocated, multiplied by 1.15 and divided by the Fair Market Value of a share of Common Stock, as of the issue date. Common Stock so purchased may not be transferred within three years of the date of purchase, except in the event of death, disability, retirement on or after age 70, or unless this restriction is waived by the committee administering the Directors’ Plan.

The Directors’ Plan provides that each non-employee director who receives Stock Awards, whether through a deemed election or a discretionary election, will be awarded an option to purchase shares of Common Stock (the “Options”) equal to three times the number of shares issued pursuant to the discretionary election or deemed election, as the case may be.

Options issued under the Directors’ Plan will be granted on the first day of each fiscal quarter for which an election for a Stock Award is in effect, will become fully exercisable six months following the date of grant, and will be exercisable at the Fair Market Value of the Common Stock as of the date of the Option grant. Each Option shall expire generally upon the fifth anniversary of the date on which it was granted.

In addition, the Director’s Plan provides for the grant to each non-employee director of an option to purchase 10,000 shares of Common Stock if the director is elected, re-elected or otherwise continues to serve on the Board of Directors at each annual meeting of the shareholders of the Company.

Committees of the Board of Directors

The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to three standing committees as follows:

Audit Committee. The Audit Committee maintains communications with the Company’s independent registered public accounting firm as to the nature of the auditors’ services, fees and such other matters as the auditors believe may require the attention of the Board of Directors. The Audit Committee reviews the Company’s internal controls and procedures and makes recommendations to the Board with respect thereto. The Audit Committee of the Company’s Board of Directors met six times during fiscal year 2005. The current members of the Audit Committee are Bernard Lanigan, Jr. (Chair), John B. McKinnon, and Dr. Donald Ratajczak. The Board of Directors has determined that each member of the Audit Committee is independent as independence for audit committee members is defined under the NYSE corporate governance requirements. All of the members of the Audit Committee have significant experience in financial matters and are financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Mr. Lanigan, is an “audit committee financial expert” as defined in the applicable SEC rules.

Compensation and Stock Option Committee. The Compensation and Stock Option Committee (the “Compensation Committee”) makes recommendations to the Board of Directors with respect to compensation of officers and with respect to the granting of stock options. The Compensation Committee met two times during fiscal year 2005. The current members of the Compensation Committee are Stephen I. Sadove (Chair), Claire L. Arnold, Bernard Lanigan, Jr., John B. McKinnon and Dr. Donald Ratajczak. The Board of Directors has determined that each member of the Compensation Committee is independent as independence for compensation committee members is defined under the NYSE corporate governance requirements.

Nominating and Governance Committee. The Nominating and Governance Committee (i) identifies individuals qualified to become Board members and recommends to the Board director nominees; (ii) recommends to the Board director nominees for each committee of the Board; (iii) recommends to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company; and (iv) leads the Board in its performance review of the Board, each committee and management. The Nominating and Governance Committee met two times during fiscal year 2005. The current members of the Nominating and Governance Committee are Claire L. Arnold (Chair), James A. Haslam, III, Bernard Lanigan, Jr., John B. McKinnon, Dr. Donald Ratajczak, and Stephen I. Sadove. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent as independence for nominating committee members is defined under the NYSE corporate governance requirements.

The Nominating and Governance Committee has adopted a formal policy and procedure with regard to the consideration of any director candidates recommended by shareholders. A copy of such formal policy and procedure may be viewed on the Company’s web site at www.rubytuesday.com.

Consistent with these procedures, the Nominating and Governance Committee will consider director candidates recommended by the Company’s shareholders. Recommendations may be sent to the Nominating and Governance Committee, c/o Secretary, at Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

In considering potential candidates for election to the Company’s Board of Directors, the Nominating and Governance Committee observes the following guidelines: (i) the composition of the Board of Directors must include a majority of independent directors; (ii) each director nominee shall be selected without regard to sex, race, religion or national origin; (iii) each director nominee should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others; (iv) each director nominee should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (v) each director nominee should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director; (vi) each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials; and (vii) each director nominee should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

In addition, the Company’s Articles of Incorporation provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors so long as written notice of such shareholder’s intent to make such nomination has been given no later than 90 days in advance of the annual meeting. Each notice of intent to nominate one or more persons for the election of directors must set forth (i) the name and address of the shareholder making the nomination and the person or persons being nominated; (ii) a representation that the shareholder is a holder of Common Stock entitled to vote at the annual meeting and that the shareholder will appear either in person or by proxy at the annual meeting; (iii) a description of any arrangements between the shareholder and the person or persons being nominated pursuant to which the shareholder intends to make the nomination; (iv) such other information regarding each nominee as would be required by the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company.

Policy with Regard to Directors’ Attendance at Annual Meeting of Shareholders

The Board of Directors has adopted a policy requiring that, absent unusual circumstances, members of the Board of Directors are expected to attend each annual meeting of the shareholders of the Company. All of the members of the Board of Directors attended the 2004 Annual Meeting of Shareholders.

Procedure for Shareholder Communication with Directors

Shareholders may send communications to the Board of Directors, to individual directors, or to the non-management directors as a group by mail c/o Secretary, at Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, or by electronic mail at boardofdirectors@rubytuesday.com. Communications from shareholders will be forwarded to the directors from time to time but no later than the regular meeting of the Board of Directors following receipt.

CORPORATE GOVERNANCE

The Company is committed to the highest standards of integrity and corporate governance. The Company believes that its corporate governance policies and practices meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE listing standards regarding corporate governance. In particular:

•	the Board of Directors has determined that all of the non-management directors are independent as independence of directors is defined under the NYSE corporate governance requirements;

•	all committees of the Board of Directors are composed of directors who are independent as independence of directors is defined under the NYSE corporate governance requirements;

•	the Board of Directors has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined under the NYSE corporate governance requirements;

•	the Board of Directors has established a Nominating and Governance Committee, which adopted its own charter;

•	the Board of Directors adopted Corporate Governance Guidelines; and

•	the Board of Directors adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including its executive officers.

The Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Business Conduct and Ethics, Corporate Governance Guidelines, and Code of Ethical Conduct for Financial Professionals can be found on the Company’s web site at www.rubytuesday.com.

EXECUTIVE OFFICERS OF THE COMPANY

Executive officers of the Company are appointed by and serve at the discretion of the Company’s Board of Directors. Information regarding the Company’s executive officers as of May 31, 2005, is provided below.

Name	Age	Position	Executive Officer Since
S. E. Beall, III	55	Chairman of the Board, President and Chief Executive Officer	1982
A. R. Johnson	53	Senior Vice President	2000
M. N. Duffy	44	Senior Vice President, Chief Financial Officer	2001
N. N. Ibrahim	44	Senior Vice President, Chief Technology Officer	2003
R. F. LeBoeuf	43	Senior Vice President, Chief People Officer	2003
K. M. Grant	34	Senior Vice President, Operations	2005
M. S. Ingram	52	President, Franchise	2004

Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995 and also as President of the Company since July 2004. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992.

Mr. Johnson joined the Company in April 2000 and was named Senior Vice President in May 2000. Prior to joining the Company, Mr. Johnson was the President of Hopewell & Co. from February 1997 to April 2000, Vice President of Dollar General Corporation from October 1996 to February 1997, and President of the Specialty Division and Senior Vice President of the Company from May 1992 to May 1996.

Ms. Duffy joined the Company in August 1990 and was named Senior Vice President and Chief Financial Officer in June 2001. Ms. Duffy served as Vice President, Operations Controller of the Company from October 1999 to May 2001 and Vice President, Investor Relations and Planning from June 1996 to September 1999. Prior to that time Ms. Duffy served as Director, Investor Relations and Strategic Planning and Director, Corporate Accounting and Financial Analysis.

Mr. Ibrahim joined the Company in July 2001 and was named Senior Vice President, Chief Technology Officer in April 2003. Mr. Ibrahim served as Vice President, Chief Technology Officer from July 2001 to April 2003. Prior to joining the Company, Mr. Ibrahim served as a consultant to the Company’s Information Technology department from June 1997 to July 2001.

Mr. LeBoeuf joined the Company in July 1986 and was named Senior Vice President, Chief People Officer in June 2003. From August 2001 to June 2003, Mr. LeBoeuf served as Vice President, Human Resources and, from October 2000 to August 2001, as Vice President, Support Services. From October 1999 to October 2000, Mr. LeBoeuf was the Director of Training and Development, and was a Regional Financial Analyst from January 1997 to October 1999. Prior to January 1997, Mr. LeBoeuf held various operational positions with the Company.

Ms. Grant joined the Company in June 1992 and was named Senior Vice President, Operations in January 2005. From September 2003 to January 2005, Ms. Grant served as Vice President, Operations and, from June 2002 to September 2003, as Regional Partner, Operations. From June 2001 to June 2002, Ms. Grant served as Vice President, Operations Controller, and she was Operations Controller for Specialty Restaurant Group, LLC from October 2000 to June 2001. From April 1999 to October 2000, Ms. Grant was a Regional Financial Analyst and prior to April 1999, she held various operational positions with the Company.

Mr. Ingram joined the Company in September 1979 and was named President of Franchise in May 2004. From December 2002 to May 2004, Mr. Ingram served as President of World Wide Franchise Operations. Mr. Ingram served as President and Partner, Domestic Franchise from June 1997 to December 2002. From September 1996 to September 1997, Mr. Ingram served as Senior Vice President of Human Resources and, from January 1994 to September 1996, as Senior Vice President of Operations.

From 1987 to 1994, Mr. Ingram was responsible for the development of smaller organizations within the Company. Prior to 1987, Mr. Ingram held various operational positions within the Company.

EXECUTIVE COMPENSATION

This section of the Proxy Statement discloses compensation for services rendered to the Company during each of the last three fiscal years, which compensation was awarded to, paid to, or earned by the Company’s Chief Executive Officer and each of the four other executive officers of the Company who were most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 2005 (collectively, these persons are hereinafter sometimes referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation	All Other Compensation
Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Awards Options/ SARs (#)	($) (2)
Samuel (Sandy) E. Beall, III	2005	1,045,547	0	2,100	484,344	17,916
Chairman of the Board,	2004	1,005,334	1,760,637	4,197	454,220	11,697
Chief Executive Officer	2003	966,667	1,692,920	2,097	625,585	15,182
and President

Marguerite N. Duffy	2005	259,808	0	1,275	91,017	5,335
Senior Vice President and	2004	249,338	375,000	2,552	91,902	5,777
Chief Financial Officer	2003	214,916	323,402	1,500	90,000	5,674

A. Richard Johnson	2005	250,164	0	0	90,000	3,461
Senior Vice President	2004	240,542	361,080	2,408	91,794	2,397
	2003	231,291	347,193	0	90,000	1,447

Nicolas N. Ibrahim	2005	243,180	0	1,275	101,017	2,059
Senior Vice President	2004	233,827	351,000	2,552	101,902	2,600
and Chief Technology Officer	2003	198,972	280,950	1,047	115,000	2,428

Mark S. Ingram	2005	259,808	0	1,500	101,197	8,336
President, Franchise	2004	250,000	375,000	3,000	102,238	7,217
	2003	239,615	250,000	1,200	100,000	6,013

(1)	Under the Company’s MSOP, eligible employees of the Company may purchase shares of Common Stock up to established annual limits if pre-established Corporate, Division, Region, District or Unit goals, as the case may be, are achieved. For each share of Common Stock purchased under the MSOP, the participant receives .15 of a “bonus share” and a five-year option to purchase three times the number of shares purchased plus the related bonus shares. The shares purchased and the related bonus shares are generally subject to a two-year restriction on resale. The value of the bonus shares received in connection with the purchase of shares of Common Stock under the MSOP by the Named Executives is included in this column.

(2)	The amounts in this column include the following: (a) Company matching contributions under the Deferred Compensation Plan for fiscal years 2005, 2004 and 2003, respectively: Mr. Beall, $2,823, $4,953 and $4,800; Ms. Duffy, $4,027, $4,081 and $3,742; Mr. Ibrahim, $2,059, $2,600 and $2,428; and Mr. Ingram, $3,609, $5,054 and $3,977; (b) executive group life and accidental death and dismemberment insurance plan premiums paid for fiscal years 2005, 2004 and 2003, respectively: Mr. Beall, $1,308, $1,308 and $1,283; Ms. Duffy, $1,308, $1,308 and $1,545 (of which $682 related to fiscal year 2002); Mr. Johnson, $1,303, $1,308 and $481; Mr. Ibrahim, $0, $0 and $0; and Mr. Ingram, $1,308; $1,303 and $1,264; and (c) employee portion of life insurance premiums paid for fiscal years 2005, 2004 and 2003, respectively: Mr. Beall, $30,200, $21,851 and $4,699; Ms. Duffy, $1,608, $1,996 and $388; Mr. Johnson, $19,291, $18,222 and $966; and Mr. Ingram, $7,303, $4,744 and $772.

OPTION GRANTS IN FISCAL 2005

The following table presents information regarding options to purchase shares of Common Stock granted by the Company during fiscal year 2005 to the Named Executives. The Company has no outstanding SARs and granted no SARs during fiscal year 2005.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Individual Grants				5%		10%
Name	Options/SARs Granted (#) (1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share)	Expiration Date	Dollar Gains ($)	Market Price Required to Realize Dollar Gains ($/Share)	Dollar Gains ($)	Market Price Required to Realize Dollar Gains ($/Share)
S. E. Beall, III	1,677	0.11%	28.79	06-01-09	13,339	36.74	29,476	46.37
	482,667	32.23%	25.30	03-30-10	3,373,805	32.29	7,455,228	40.75
M. N. Duffy	1,017	0.07%	28.79	06-01-09	8,089	36.74	17,875	46.37
	90,000	6.01%	25.30	03-30-10	629,093	32.29	1,390,131	40.75
A. R. Johnson	90,000	6.01%	25.30	03-30-10	629,093	32.29	1,390,131	40.75
N. N. Ibrahim	1,017	0.07%	28.79	06-01-09	8,089	36.74	17,875	46.37
	100,000	6.68%	25.30	03-30-10	698,992	32.29	1,544,590	40.75
M. S. Ingram	1,197	0.08%	28.79	06-01-09	9,521	36.74	21,039	46.37
	100,000	6.68%	25.30	03-30-10	698,992	32.29	1,544,590	40.75

(1)	Except as otherwise stated, the indicated options have a term of five years and were granted pursuant to the 2003 SIP. The majority of the options granted under the 2003 SIP become exercisable after 24 or 30 months following the date of grant. In the event of a change in control of the Company, the vesting of options will be accelerated unless the committee administering the plan elects to cash-out the options.

(2)	Based on an aggregate of 1,497,568 options granted by the Company in fiscal year 2005.

(3)	The Potential Realizable Values are calculated as follows: [[Market Price at Grant x (1 + Stock Price Appreciation Rate)] – Exercise Price] x Number of Underlying Shares. Because these Potential Realizable Values are based on annualized compound rates of increase over a five-year term of the option, the total potential appreciation on annual appreciation rates of 5% and 10% is 27.6% and 61.1%, respectively.

AGGREGATED OPTION EXERCISES IN
FISCAL 2005 AND FISCAL YEAR END VALUES

The following table presents information regarding exercises of options to purchase shares of Common Stock during fiscal year 2005 by the Named Executives and the value of unexercised options to purchase Common Stock held at May 31, 2005. There were no SARs outstanding during fiscal year 2005.

			Number of Unexercised Options FY-End	Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
S. E. Beall, III	0	0	1,206,002 / 1,507,316	3,095,375 / 10,242,998
M. N. Duffy	33,234	524,905	279,360 / 180,000	802,052 / 662,400
A. R. Johnson	12,000	69,960	269,794 / 180,000	750,220 / 662,400
N. N. Ibrahim	0	0	179,773 / 190,000	236,812 / 662,400
M. S. Ingram	26,063	255,333	291,562 / 200,000	772,096 / 736,000

(1)	Value Realized is calculated as follows: [(Per Share Closing Price on date of exercise) – (Per Share Exercise Price)] x Number of Shares for which the option was exercised.

(2)	Value of Unexercised In-the-Money Options at fiscal year end is calculated as follows: [(Per Share Closing Sale Price on May 31, 2005) – (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing sale price on May 31, 2005, the last trading day of fiscal year 2005, was $25.29.

EQUITY/RETIREMENT COMPENSATION PLAN INFORMATION

The following table presents information as of the end of fiscal year 2005 with respect to equity compensation plans of the Company:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	7,207,554	$24.02	341,956
Equity compensation plans not approved by security holders (1)	2,422,038 (2)	$21.08 (3)	1,175,910 (4)
Total	9,629,592		1,517,866

(1)	The equity compensation plans in this category are the Deferred Compensation Plan and the 2003 SIP. Grants of equity incentives are not reflected in this category. The material features of these plans are described in Notes 7 and 8, respectively, to the Company’s Consolidated Financial Statements for fiscal 2005.

(2)	Includes 521,549 share equivalent units outstanding under the Deferred Compensation Plan and shares subject to options issued under the 2003 SIP before it was approved by the shareholders.

(3)	Does not reflect share equivalent units under the Deferred Compensation Plan.

(4)	Does not reflect shares that may become issuable under the Deferred Compensation Plan because the Company does not have a specific number of shares reserved for issuance thereunder.

Retirement Plan

The Company is a sponsor of the Morrison Restaurants Inc. Retirement Plan (the “Retirement Plan”). Under the Retirement Plan, participants are entitled to receive benefits based upon salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined benefit plan. A participant’s accrued annual benefit is determined generally by adding A and B below, as applicable:

(A) 1/4 percent of pay up to that year’s Social Security Wage Base, plus 1-1/4 percent of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

(B) 1/4 percent of average pay for the highest consecutive five years from 1976 through 1985 up to $14,400, plus 1-1/4 percent of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

Normal retirement for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from among a range of options made available under the Retirement Plan. A participant’s accrued benefit becomes vested upon completion of five years of service after age 18.

Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the Executive Supplemental Pension Plan or the Management Retirement Plan, as described below.

Executive Supplemental Pension Plan

Eligible Named Executives of the Company participate in the Company’s Executive Supplemental Pension Plan (“ESPP”). The ESPP is a nonqualified, unfunded, defined benefit retirement plan for selected employees. As a condition of entry to the ESPP, future participants must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP.

A participant’s accrued benefit in the ESPP equals 2.5 percent of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) not in excess of 20 years; plus one percent (1%) of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service; less the retirement benefit payable in the form of a single life annuity payable to the participant under the Retirement Plan; and less an offset for Social Security benefits calculated based on the most generous formula in effect under the Social Security laws during the participant’s membership in the ESPP. Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits are paid to a participant in the same manner as benefits may be paid under the Retirement Plan and become vested if the participant has completed ten years of service. Normal retirement for purposes of the ESPP is age 60, although a participant with at least five years of service may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending upon age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned upon not competing with the Company for a period of two years following retirement.

Estimated annual benefits payable upon retirement to persons in specified remuneration and years of continuous service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation in the ESPP continues until age 60. In accordance with the ESPP, the amounts shown are subject to reduction for Social Security benefits and benefits received under the Retirement Plan.

Executive Supplemental Pension Plan
Estimated Annual Benefits for Representative Years of Service to Age 60

Annual Average Base Salary	10 Years	15 Years	20 Years	25 Years	30 Years or More
$ 250,000	$62,500	$93,750	$125,000	$137,500	$150,000
275,000	68,750	103,125	137,500	151,250	165,000
300,000	75,000	112,500	150,000	165,000	180,000
400,000	100,000	150,000	200,000	220,000	240,000
500,000	125,000	187,500	250,000	275,000	300,000
600,000	150,000	225,000	300,000	330,000	360,000
700,000	175,000	262,500	350,000	385,000	420,000
800,000	200,000	300,000	400,000	440,000	480,000
900,000	225,000	337,500	450,000	495,000	540,000
1,000,000	250,000	375,000	500,000	550,000	600,000

Years of continuing service, to the nearest year, and current remuneration covered by the ESPP (base salary) for the eligible Named Executives are: Mr. Beall, 33 years, $1,045,547; Ms. Duffy, 15 years, $259,808; Mr. Johnson, 11 years, $250,164; Mr. Ibrahim, 4 years, $243,180; and Mr. Ingram, 25 years, $259,808.

Management Retirement Plan

The Company’s Management Retirement Plan (“MRP”) provides a select group of management or highly compensated employees a defined level of retirement benefits. The MRP is a nonqualified, unfunded, defined benefit retirement plan for employees with 15 or more years of credited service (as defined in the MRP) whose average annual compensation over a consecutive three calendar-year periods equals or exceeds $40,000, which amount may be adjusted by the Company from time to time. The MRP was frozen as of June 1, 2001, so that no additional benefits have accrued and no new participants have been permitted since that date.

A participant’s single-life annuity accrued benefit in the MRP equals 1.5 percent of the participant’s average compensation determined over the five-year period immediately preceding the earlier of the participant’s termination of employment or June 1, 2001, multiplied by the participant’s years of credited service prior to June 1, 2001 not in excess of 20 years; plus 2 percent (2%) of the participant’s average compensation determined over such five-year period, multiplied by the participant’s years of credited service prior to June 1, 2001 in excess of 20 years, but not in excess of 30 years; minus the sum of (a) the participant’s Retirement Plan benefits, (b) the participant’s Social Security benefits, and (c) the participant’s ESPP benefit (as described above). For purposes of determining a participant’s accrued benefit, a year’s compensation includes commissions and bonuses, but generally no form of remuneration is counted in excess of $100,000, which amount may be adjusted by the Company from time to time.

Normal retirement for purposes of the MRP is age 65, although a participant may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married. If the participant is also entitled to benefits under the Retirement Plan, benefits payable under the MRP must be in the same form as those payable under the Retirement Plan. The MRP allows payment of an actuarially reduced benefit, commencing as early as age 55, even if the participant terminated employment prior to attainment of age 55.

Estimated annual benefits payable upon retirement to persons in specified remuneration and years of credited service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation continues in the MRP until age 65. In accordance with the MRP, the amounts shown are subject to reduction for Social Security benefits, benefits received under the Retirement Plan and benefits payable under the ESPP. A participant is ineligible for benefits under the MRP while receiving any long-term disability benefits.

Management Retirement Plan
Estimated Annual Benefits for Representative Years of Service to Age 65

Final Average Salary	15	20	25	30 or More
$ 40,000	$9,000	$12,000	$16,000	$20,000
60,000	13,500	18,000	24,000	30,000
80,000	18,000	24,000	32,000	40,000
100,000	22,500	30,000	40,000	50,000

Years of credited service and salary covered by the MRP for the eligible Named Executive is 33 years and $100,000 for Mr. Beall and 25 years and $100,000 for Mr. Ingram.

Employment Agreement

The Company has an employment agreement with Samuel E. Beall, III, pursuant to which Mr. Beall has agreed to serve as Chief Executive Officer of the Company until June 18, 2010. The employment agreement may continue for any subsequent renewal periods agreed to by the Company and Mr. Beall.

Under the employment agreement as amended to date, Mr. Beall is compensated at an initial base salary rate equal to $860,000 a year, adjusted annually by an amount equal to the greater of (a) 4% of the base salary then in effect, or (b) an amount determined by the Board of Directors, or an appropriate committee thereof, based upon peer group competitive market data (as so adjusted from time to time, the “Base Salary”). Mr. Beall’s base salary for fiscal 2006 has been set at $1,077,711. In addition, under the employment agreement, Mr. Beall is entitled to an annual bonus opportunity pursuant to the terms of the CEO Bonus Plan, based upon performance criteria approved by the Board of Directors, or an appropriate committee thereof, currently with a target bonus equal to 100 percent (100%) of Base Salary and a maximum bonus equal to 175 percent (175%) of Base Salary. Under the employment agreement, Mr. Beall is also entitled to participate in such long-term incentive compensation programs as may be developed from time to time for the senior management of the Company, including annual grants of stock options and life insurance coverage providing a death benefit of not less than four times Base Salary, payable to such beneficiary or beneficiaries as Mr. Beall may designate. This life insurance obligation may be satisfied in whole or in part by Mr. Beall’s participation in the Company’s Executive Life Insurance Plan.

The employment agreement provides that in the event of a Qualified Termination of Mr. Beall’s employment following a Change of Control, or if the Company terminates Mr. Beall’s employment other than for Cause, Mr. Beall will be entitled to receive: (a) immediate payment of any obligations accrued but unpaid as of the date of termination; (b) immediate payment of a lump sum amount equal to the product of three, multiplied by the sum of (i) Base Salary then in effect, plus (ii) the greater of (A) the target annual bonus for the fiscal year in which the Qualified Termination occurs, or (B) the average of the last three annual bonuses earned by Mr. Beall; (c) immediate payment of a pro rata portion of the target annual bonus for the fiscal year in which the Qualified Termination occurs; and (d) the provision of health, life and disability coverages to Mr. Beall and eligible dependents for a period of 36 months at active employee rates (or cash payment equal to the cost of any such coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to Mr. Beall or other plan participants).

Payment of obligations under any other employee benefit plans will be determined in accordance with the provisions of those plans; provided, however, that Mr. Beall’s accrued benefit under the ESPP will be determined by increasing Mr. Beall’s actual years of continuous service by an additional three full years. These payments will be “grossed up” for any excise tax Mr. Beall may be required to pay under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Pursuant to the employment agreement, Mr. Beall agreed (a) to hold the Company’s confidential information and trade secrets in strictest confidence; and (b) neither to use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Company’s confidential information and trade secrets or any physical embodiments thereof nor to take any action causing, or fail to take any action necessary in order to prevent, any of the Company’s confidential information and trade secrets from losing its character or ceasing to qualify as confidential information or a trade secret. These covenants will survive the termination of the employment agreement for a period of two years following termination of the employment agreement with respect to confidential information, and with respect to trade secrets for as long as the information qualifies as a trade secret under applicable law.

In addition, Mr. Beall agreed that during his employment by the Company and for a period of three years thereafter (a) he will not (except on behalf of or with the prior written consent of the Company), within the United States, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken by Mr. Beall on behalf of the Company, engage in any business which is the same as or essentially the same as the business of the Company; and (b) he will not, on his own behalf or in the service or on behalf of others, solicit or recruit any employee of the Company with whom he worked or had dealings in the course of his employment with the Company. Mr. Beall also agreed that at any time during or after his employment with the Company, he will not make any disparaging remarks to the public regarding the Company or otherwise attempt to cast the Company in an unfavorable light.

Under the employment agreement, “Cause” means, with respect to termination of Mr. Beall’s employment by the Company: (a) conviction of a felony; (b) conduct constituting a willful refusal to perform any material duty assigned by the Board of Directors; (c) conduct that amounts to fraud against the Company or its affiliates; (d) a breach of the terms of the employment agreement that is materially injurious to the Company or its affiliates; or (e) conduct that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or its affiliates.

“Change of Control” generally means: (a) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25 percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors; (b) a change in the composition of the Board of Directors within any 12-month period such that the persons who were directors of the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”), or who were elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors, shall cease to constitute at least a majority of the Board of Directors; provided, however, that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors shall be deemed to be an Incumbent Director; (c) the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or (e) the liquidation or dissolution of the Company.

“Qualified Termination” means, during the term of the employment agreement, any one of the following events: (a) an involuntary termination of Mr. Beall’s employment by the Company other than for Cause; (b) a resignation by Mr. Beall for any reason within 12 months following a Change of Control; or (c) a resignation by Mr. Beall following a Change of Control for any one of the following reasons: (i) a reduction in his then current Base Salary or a reduction in his target bonus opportunity, expressed as a percentage of Base Salary; (ii) a failure to elect or reelect him to the positions of Chief Executive Officer and Chairman of the Board of Directors; (iii) a material diminution in his duties or responsibilities; or (iv) a change in supervisory authority such that he no longer reports directly to the Board of Directors.

The Company estimates the value of the compensation and benefits payable under the Change in Control provisions of Mr. Beall’s employment agreement, as of the date of this Proxy Statement, if such provisions were triggered by a Change in Control, to be approximately $10,602,398.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, which is composed solely of non-employee directors, has furnished the following report on executive compensation.

Overall Compensation Philosophy

During the past fiscal year, the Company has reaffirmed its long-standing emphasis on the performance-based elements of executive compensation. These programs closely align performance measures with current business strategy and are designed to motivate executive behavior. In general, the Company controls base salaries and compensates outstanding performance through more highly leveraged annual and longer-term incentive programs. As a result, the following principles apply to executive compensation:

•	base salaries are competitive with similar high-performance restaurant companies;

•	a very significant portion of executive compensation is tied to the Company’s success in meeting predetermined earnings per share growth and other annual and long-term performance goals; and

•	executives are required to own specified amounts of Common Stock, resulting in direct alignment of executive and shareholder interests.

The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals inherent in the Company’s business strategy.

The key components of the Company’s executive compensation packages are base salary, annual incentive opportunities, and equity ownership devices. The Compensation Committee’s policies with respect to each of these elements are discussed below.

Base Salaries

The Company’s general approach for base compensation of its officers, including the Chief Executive Officer and the Named Executives, is to establish salary ranges with market targets which are in the 75th percentile of the competitive market in the casual dining industry for the Chief Executive Officer and in the 50th percentile for the other executives. Each salary range provides a lower and upper limit on the value of jobs assigned to that range. This reflects the previously stated objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance.

Annual Incentive Compensation

The Company’s annual incentive plan directly links annual incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. Annual incentive opportunities are established for executives depending upon their respective organizational levels and responsibilities as well as competitive market practices. Corporate and individual performance objectives are established at the beginning of each fiscal year.

Potential incentives for executives with the Company are tied to growth in earnings per share, as well as certain qualitative measures. For fiscal year 2005, annual incentive compensation opportunities for executives ranged from 15 percent (15%) to 40 percent (40%) of base salary if “minimum” goals were achieved, 30 percent (30%) to 80 percent (80%) of base salary if the “target” goals were achieved, and 50 percent (50%) to 150 percent (150%) of base salary if the “maximum” goals were achieved. Staff Vice Presidents had an annual incentive opportunity of 50 percent (50%) if certain “maximum plus” incentive bonus levels were achieved. Performance for fiscal year 2005 measured against the objectives contained in the incentive plan resulted in no awards of incentive compensation for any of the Named Executives as reflected in the Summary Compensation Table. The absence of such awards to the Named Executives represented approximately zero percent (0%) of the total incentive awards that could have been earned by the Named Executives. Occasionally, the Company may establish a special incentive award for an individual officer or other employee aimed at achieving a specified performance goal. The Company has a separate bonus plan for the Chief Executive Officer, described in more detail below, which is similar in structure to the incentive plan for the other executives.

Executive Stock Ownership

Believing that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders, the Company encourages all employees to make a personal investment in Common Stock. Ownership requirements have been developed for the Company’s top management group. The following requirements apply to various organization levels: Chief Executive Officer, a minimum of four times base salary; President and business unit presidents, a minimum of three times base salary; Senior Vice Presidents, a minimum of two times base salary; and Vice Presidents, a minimum of one times base salary. These objectives must be attained within the five-year period commencing with the date of hire or promotion, as appropriate, with the minimum to be fully achieved at the end of such period, and may be accomplished through the exercise of stock options, other stock incentives, open market purchases effected by the employee on his own behalf or by his spouse or on behalf of his children under age 21, or through participation in the Company’s Deferred Compensation Plan. Members of the management group must achieve target ownership levels to be eligible to receive future awards under stock-based plans.

Long-Term Incentive Compensation

Awards under the Company’s stock-based compensation plans directly link potential participant rewards to increases in shareholder value. The Company maintains stock incentive plans for executive officers and other employees. These plans provide for grants of a variety of stock incentives, including stock options, restricted stock, stock appreciation rights, stock purchase rights and performance shares or units. The programs described below have been established under one or more of these plans.

Executive Stock Option Program. The Company has an Executive Stock Option Program (“ESOP”), which provides for option grants to its key employees at the vice president level and above, depending upon the key employee’s position within the Company. The options are issued at fair market value, have a five-year term, and generally vest 30 months after the date of the grant. In order for key employees to receive option grants under this program, they must meet certain minimum Common Stock ownership requirements. During fiscal year 2005, option grants ranging from 5,000 to 482,667 shares, for a total of 1,377,667 shares, were made under this program.

Management Stock Option Program. The Company maintains the Management Stock Option Program (“MSOP”) for exempt employees and full-time non-exempt employees with at least two years of service. Based on organization level, eligible employees may purchase shares of Common Stock up to established annual limits. For each share purchased, 1.15 shares will be issued and the participant will receive a five-year option to purchase three times the number of shares of Common Stock obtained at a per share exercise price equal to the fair market value of a share on the date of grant. These options generally vest two years after the date of the grant. The right to purchase Common Stock under this program is conditioned on the achievement of Corporate, Division, Region, District or Unit goals, as the case may be. There generally is a two-year restriction on the sale of shares acquired through this program other than through the exercise of stock options. The Company granted options to purchase an aggregate of 49,242 shares of the Company’s Common Stock to employees under this program during fiscal year 2005.

Restricted Stock. The Company may occasionally grant restricted stock or other stock rights to ensure retention of key executives or as a part of the compensation provided to a new executive hired from outside the Company. No restricted stock or other stock rights were granted by the Company during fiscal year 2005.

Chief Executive Officer Compensation

Pursuant to the terms of Mr. Beall’s employment agreement, and based on recommendations made by the Compensation Committee (which took into consideration the terms of Mr. Beall’s employment agreement and competitive market data), Mr. Beall’s base salary for fiscal year 2005 was $1,045,547.

The CEO Bonus Plan was approved by the shareholders at the 1994 Annual Meeting of Shareholders, and was reapproved at both the 1999 Annual Meeting of Shareholders and the 2004 Annual Meeting of Shareholders. In addition, at the 2002 Annual Meeting of Shareholders, the Company’s shareholders approved an amendment to the CEO Bonus Plan to increase the maximum annual bonus limit to $2,000,000. Pursuant to the CEO Bonus Plan, the Chief Executive Officer may earn a cash bonus determined as a percentage of his salary if predetermined levels of growth in earnings per share are achieved by the Company. For fiscal year 2005, the Chief Executive Officer’s bonus opportunity was 50 percent (50%), 100 percent (100%) and 175 percent (175%) of his base salary if the Company achieved or exceeded the “minimum,” “target” and “maximum” earnings per share growth level, respectively, with a proportional increase in the bonus for every one-tenth of a percent increase in earnings per share growth between such performance levels. For fiscal year 2005, Mr. Beall did not earn an incentive bonus pursuant to the CEO Bonus Plan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee recommended that the Company seek shareholder approval for certain incentive compensation programs for the Chief Executive Officer. Pursuant to the Compensation Committee recommendation, the Company submitted to the shareholders for approval, and the shareholders approved, the CEO Bonus Plan at the 1994 Annual Meeting of Shareholders. In order to continue to preserve the Company’s ability to deduct annual incentive compensation paid to the Chief Executive Officer, the CEO Bonus Plan was reapproved at both the 1999 Annual Meeting of Shareholders and the 2004 Annual Meeting of Shareholders, and an amendment to increase the maximum annual bonus that may be paid thereunder was submitted to, and approved by, the shareholders at the 2002 Annual Meeting of Shareholders. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Compensation Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

Board of Directors and Compensation Committee

The Board of Directors of the Company has a standing Compensation Committee whose purpose is to review and make recommendations concerning the base salaries of all officers of the Company and to authorize all other forms of compensation, including stock options. Members of the Compensation Committee also administer the Company’s stock-based incentive plans. The Compensation Committee met two times during fiscal year 2005. The Board of Directors approved all decisions of the Compensation Committee during fiscal year 2005. The members of the Compensation Committee are named below.

Stephen I. Sadove (Chair)

Claire L. Arnold	Bernard Lanigan, Jr.
Dr. Donald Ratajczak	John B. McKinnon

CERTAIN TRANSACTIONS

The Company has a lease with Holrob-Mercedes Place General Partnership, a Tennessee general partnership (“Holrob-Mercedes”). The lease covers the Company’s restaurant located in the Mercedes Place Shopping Center in Knoxville, Tennessee. The lease expires on December 31, 2015, and has two five-year renewal options. The minimum annual rent under the lease is $50,000 through December 31, 2005 and gradually increases every fifth anniversary thereafter by a rate of less than $10,000 annually. On August 2, 2004, the lease was amended to provide for additional parking (the “Parking Lot Amendment”). The Parking Lot Amendment is coterminous with the term under the primary lease. The additional annual rent under the Parking Lot Amendment is $11,314 from August 1, 2004 through July 31, 2009 and gradually increases every fifth anniversary in an amount less than $2,000 annually. The lease agreement also provides for fees covering common area maintenance, which totaled $1,043 a month from June 2004 through December 2004 and increased to $1,070 from January 2005 through May 2005. Susan Bagwell Haslam, the wife of James A. Haslam, III, and William E. Haslam, the brother of James A. Haslam, III, each hold a 25 percent (25%) interest in Holrob-Mercedes.

Mark S. Ingram, who is a brother-in-law of Samuel E. Beall, III, Chairman of the Board, President and Chief Executive Officer of the Company, is an employee of the Company. Mr. Ingram’s compensation for fiscal year 2005 consisted of base salary of $259,808, and 100,000 stock options granted under the ESOP on March 30, 2005, which will vest on September 30, 2007 and expire on March 30, 2010.

PROPOSAL 2

AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN

The Board of Directors of the Company approved, and recommends the shareholders of the Company approve, the amendment to the Company’s 2003 SIP to increase the number of shares authorized for issuance by 2,800,000 shares. Shareholder approval is being sought to preserve the Company’s ability to deduct, for Federal income tax purposes, compensation expense attributable to stock options and other awards granted under the 2003 SIP. Under Section 162(m) of the Internal Revenue Code, shareholder approval of performance-based compensation plans (including material amendments thereto) is necessary to qualify for the performance-based compensation exception to the limitation on a company’s ability to deduct compensation paid to certain specified individuals in excess of $1 million. Approval of the proposed amendment to the 2003 SIP requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company represented and entitled to vote at the Annual Meeting.

The following is a description of the 2003 SIP, if amended as proposed hereby.

Reserved Shares. The shares of Common Stock reserved for issuance pursuant to awards made or that may be made under the 2003 SIP will be 18,800,000, of which approximately 10,636,832 shares were previously issued and approximately 4,187,258 are subject to stock options which are outstanding. The maximum number of shares of Common Stock from which grants or awards other than options may be made shall not exceed twenty-five percent (25%) of the total authorized shares. The maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during any fiscal year to any eligible recipient who is a “covered employee,” within the meaning of Section 162(m) of the Internal Revenue Code, will not exceed 750,000. The 2003 SIP provides for further adjustments in the event of certain recapitalizations to the number of shares reserved for issuance and to the fiscal year limit applicable to covered employees.

Disinterested Administration. Awards under the 2003 SIP are determined by the Compensation Committee (the “Committee”), the members of which are selected by the Board of Directors and are solely non-management members. Only persons who satisfy the criteria of “non-employee directors” set forth in Rule 16b-3(b) under the Securities Exchange Act of 1934, as amended, and the criteria of “outside directors” set forth in regulations under Section 162(m) of the Internal Revenue Code may be members of the Committee. The Committee shall have at least two members.

Awards. The 2003 SIP permits the Committee to make awards of shares of Common Stock, awards of derivative securities related to the value of the Common Stock and certain cash awards to directors, officers and employees of the Company or its affiliates (“Eligible Persons”). These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of Eligible Persons. The 2003 SIP permits the Committee to make awards of a variety of Stock Incentives (as defined below), including, but not limited to, stock awards, options to purchase shares of Common Stock, stock appreciation rights, so-called “cashout” or “limited stock appreciation rights” (which the Committee may make exercisable in the event of a Change in Control of the Company (as defined therein) or other event), phantom shares, performance units, dividend equivalent rights and similar rights (together, “Stock Incentives”). Outstanding Stock Incentives may be adjusted, accelerated, substituted or terminated by the Committee to reflect certain corporate events such as corporate reorganizations.

Stock Incentives may be made exercisable or settled at such prices and will terminate under such terms as will be established by the Committee, subject to the terms of the 2003 SIP. Options may be made exercisable at a price, of no less than the fair market value of the Common Stock as of a date generally no later than sixty (60) days following the date all material terms of the options are determinable. The Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Common Stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld. No option will have a maximum term in excess of ten (10) years. The 2003 SIP permits the grant of nonqualified stock options only.

Stock awards containing forfeitability provisions will vest over a period of no less than three (3) years and any stock award that does not contain forfeitability provisions will be granted only in lieu of salary or cash bonus and only at up to a fifteen percent (15%) discount from fair market value.

Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Under certain circumstances, the per unit base value of stock appreciation rights must be set by the Committee at no less than the fair market value of a share of Common Stock. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the

Committee with respect to any particular award. The Committee may make cash awards designed to cover tax obligations of holders that result from the receipt or exercise of a Stock Incentive.

Performance units, phantom shares and dividend equivalent rights may be granted in numbers or units, as applicable, and will be subject to such terms and conditions as the Committee may determine. Such awards may be payable in cash or shares of Common Stock, as determined by the Committee.

The terms of particular Stock Incentives may provide that they terminate or expire upon the occurrence of one or more events, including, but not limited to, the holder’s termination of employment or other status with respect to the Company, passage of a specified period of time, the holder’s death or disability, or the occurrence of a Change in Control of the Company. Stock Incentives may include exercise, conversion or settlement rights to a holder’s estate or legal representative in the event of the holder’s death or disability. At the Committee’s discretion, Stock Incentives that are held by a holder who suffers a termination of employment or other status may be canceled, accelerated, paid or continued.

The Board of Directors at any time may terminate the 2003 SIP or amend it in any respect although any material amendment must be conditioned upon the approval of shareholders. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the holder under such Stock Incentive.

Tax Consequences. A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

A participant generally will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (the “Equity Incentives”). At the time a participant receives payment under any Equity Incentive, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company then will be entitled to a corresponding deduction.

A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company then will be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

The 2003 SIP is not qualified under Section 401(a) of the Internal Revenue Code.

The following table sets forth information regarding stock options granted and other awards made under the 2003 SIP during fiscal year 2005 to each of the Named Executives, all persons who serve as executive officers of the Company as a group, and all persons who are employees of the Company as a group.

Name and Position with the Company or Group	Bonus Shares (#)(1)	Options (#)(2)
S. E. Beall, III	559	484,344
Chairman of the Board, Chief Executive Officer and President

M. N. Duffy	339	91,017
Senior Vice President and Chief Financial Officer

A. R. Johnson	0	90,000
Senior Vice President

N. N. Ibrahim	339	101,017
Senior Vice President and Chief Technology Officer

M. S. Ingram	399	101,197
President, Franchise

All executive officers of the Company as a group	2,374	1,049,789

All other employees of the Company as a group	14,040	377,120

(1)	“Bonus Shares” refers to bonus shares issued under the MSOP, a program maintained by the Company under the 2003 SIP, to the extent applicable to executive officers. See footnote 1 to the Summary Compensation Table above for a description of the MSOP. Any options granted under the MSOP are included in the “Options” column.

(2)	Includes options granted under the MSOP.

The Board of Directors recommends that you vote FOR the amendment to the 2003 SIP.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2005 consolidated financial statements (the “Financial Statements”):

•	the Audit Committee has held meetings with KPMG throughout the fiscal year, without management present, to discuss financial reporting matters;

•	the Audit Committee has reviewed and discussed the Financial Statements with KPMG and the Company’s management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and the transparency of disclosures in the Financial Statements;

•	the Audit Committee has been updated quarterly on management’s process to assess the adequacy for the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

•	the Audit Committee has discussed with KPMG the matters required to be discussed by SAS 61, Communication with Audit Committees, which include, without limitation, matters related to the conduct of the audit of the Financial Statements;

•	the Audit Committee has received written disclosures from KPMG required by the NYSE Listing Standards (which relate to KPMG’s independence from the Company) and has discussed with KPMG the independent registered accounting firm’s independence; and

•	in its meetings with KPMG, the Audit Committee asks KPMG to address several topics that the Audit Committee believes are particularly relevant to its oversight, including: whether KPMG would have in any way prepared the Financial Statements differently from the manner selected by management; whether investors received, in plain English, the information essential to understanding the Company’s financial performance during the reporting period; and, whether the Company is following the same internal audit procedure that would be followed if KPMG were the Company’s Chief Executive Officer.

Based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that such Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2005.

This report is submitted by the Audit Committee, the members of which are named below.

Bernard Lanigan, Jr. (Chair)
John B. McKinnon
Dr. Donald Ratajczak

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is available on the Company’s web site at www.rubytuesday.com. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter, and the Board of Directors approves the Audit Committee Charter, on an annual basis.

Independence of Audit Committee Members

Each of the members of the Company’s Audit Committee meets the requirements for independence as defined by the applicable listing standards of the SEC and the NYSE.

PROPOSAL 3

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2006. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG, which served in the same capacity in 2003, 2004 and 2005 is expected to be represented at the Annual Meeting. A representative of KPMG will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the appointment. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG during the fiscal year ending June 6, 2006.

Accountants Fees and Expenses

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended May 31, 2005 and June 1, 2004 by KPMG.

	Fiscal Year Ended,
	May 31, 2005	June 1, 2004
Audit Fees (1)	$684,000	$420,000
Audit-related Fees (2)	51,015	43,500
Tax Fees (3)	13,000	45,400
All Other Fees	0	0
Total Fees	$748,015	$508,900

(1)	Includes fees for professional services rendered for the audit of the Company’s annual consolidated Financial Statements, reviews of the condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2005 and 2004 and fees associated with the audit of internal control over financial reporting for fiscal year 2005.

(2)	Includes fees for professional services rendered in fiscal 2005 and 2004 in connection with audits of employee benefit plans, agreed upon procedures for state compliance audits and internal control matters for fiscal 2004.

(3)	Includes fees for professional services rendered in fiscal 2005 and 2004 in connection with tax planning and compliance.

The Audit Committee has adopted a policy governing the provision of audit and permitted non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the engagement of the independent registered public accounting firm to provide audit, review and attest services for the relevant fiscal year. Any changes to the terms and conditions of the annual engagement, resulting from changes in audit scope or company structure or from other subsequent events, must be approved in advance by the Audit Committee.

The policy also provides that any proposed engagement of the independent registered public accounting firm for non-audit services, which are permitted under applicable law, rules and regulations, must be approved in advance by the Audit Committee, except that the pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of such services, other than tax planning or tax strategies services, does not exceed $25,000 in a single instance; (ii) such services were not recognized to constitute non-audit services at the time of engagement of the independent auditor; and (iii) such services were promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee or by a majority of the members of the Audit Committee. Such approvals are required to be obtained in advance at regularly scheduled meetings of the Audit Committee, except in special circumstances where delaying such approval until the next regularly scheduled meeting of the Audit Committee is impractical. In such special circumstances, approval of such engagements may be obtained by (i) telephonic meeting of the Audit Committee; (ii) unanimous consent action of all of the members of the Audit Committee; or (iii) electronic mail, facsimile or other form of written communication so long as such written communication is ratified by unanimous consent action prior to the next regularly scheduled meeting of the Audit Committee or by resolution at the next regularly scheduled meeting of the Audit Committee. The policy prohibits the engagement of an independent registered public accounting firm in instances in which the engagement is prohibited by applicable law, rules and regulations.

All of the services provided under Audit Fees, Audit-related Fees, Tax Fees and All Other Fees were approved by the Audit Committee.

Determination of Auditor Independence

The Audit Committee has considered and evaluated the provision of non-audit services by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

The Board of Directors recommends that you vote FOR the Ratification of the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm.

PERFORMANCE GRAPH

The following chart and table compare the cumulative total return of the Company’s Common Stock with the cumulative total return of the NYSE Stock Market (U.S. Companies) Index and a peer group consisting of U.S. companies listed on the NYSE whose business activities are included in the same standard industrial classification industry group as the Company’s business (SIC industry group code 5812, Eating and Drinking Places).

	06/02/00	06/05/01	06/04/02	06/03/03	06/01/04	05/31/05
Ruby Tuesday, Inc.	$100.00	$159.54	$213.77	$226.14	$271.87	$239.22
Peer Group (NYSE Stocks, SIC 5812-Eating and Drinking Places, U.S. Companies)	$100.00	$94.71	$108.38	$82.70	$109.49	$133.04
NYSE Stock Market (U.S. Companies)	$100.00	$101.79	$88.79	$84.07	$99.83	$110.22

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighed daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.	The index level for all shares was set to $100.00 on June 2, 2000.

PROPOSAL 4

SHAREHOLDER PROPOSAL

The Company has received a shareholder proposal to be included in the Proxy Statement submitted by the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201-4118 and the Sisters of Mercy Regional Community of Detroit Charitable Trust (the “Trust”), 29000 Eleven Mile Road, Farmington Hills, Michigan 48336-1405, beneficial owners of 2,400 shares of Common Stock. Rule 14a-8, promulgated by the SEC under the Exchange Act, requires the Company to include in the Proxy Statement the shareholder proposal and supporting statement exactly as submitted by the Trust. The Shareholder Proposal will be approved if the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting in favor of the Shareholder Proposal exceed the votes cast against it. The Board of Directors and the Company accept no responsibility for the Shareholder Proposal. For the reasons stated below in the Company management’s statement in opposition to the Shareholder Proposal, the Board of Directors recommends that you vote AGAINST the Shareholder Proposal.

Shareholder Proposal and Supporting Statement

Report on Impacts of Genetically Engineered Food
Ruby Tuesday 2005

RESOLVED: Shareholders request that an independent committee of the Board of Directors review the Company’s policies and procedures for monitoring genetically engineered (“GE”) products and report (at reasonable cost and omitting proprietary information) to shareholders within six months of the Annual Meeting on the results of the review, including:

(i)	the scope of the Company’s food products derived from or containing GE ingredients; and

(ii)	a contingency plan for sourcing non-GE food ingredients should circumstances so require.

Supporting Statement

Disclosure of material information is a fundamental principle of our capital markets. Investors, their confidence in corporate bookkeeping shaken, are starting to scrutinize other possible “off-balance sheet” liabilities, such as risks associated with activities harmful to human health and the environment, that can impact long-term shareholder value.

SEC reporting requirements include disclosure of trends and uncertainties that the company reasonably expects will have a material impact on revenues. Company directors and officers must proactively identify and assess trends or uncertainties that may adversely impact their revenues and disclose the information to shareholders.

Between 2001 and 2004, approximately 15,000 hectares (150 square kilometers) in four U.S. states were planted with an unapproved variety of GE seed corn, resulting in about 133 million kilograms of the unapproved corn in the food chain. (New Scientist 3/23/05; Nature 3/22/05)

StarLink corn, not approved for human consumption, has been detected in U.S. Food Aid (12/04) as well as in a U.S. corn shipment to Japan (12/02). StarLink first contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

The FDA does not require producers of GE food products to seek prior FDA approval of finished GE food products; producers of GE products are merely encouraged to have voluntary safety consultations with the FDA.

Indicators that genetically engineered organisms MAY be harmful to humans, animals or the environment include:

•	The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects (National Academy of Sciences [NAS] 7/2004) states: ...“there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food; to determine the biological relevance of such changes to human health; to devise appropriate scientific methods to predict and assess unintended adverse effects on human health.” (p.15) Post-marketing surveillance has not been used to evaluate any of the GE crops currently on the market. (p. 153)

•	Gone to Seed (Union of Concerned Scientists) reports that genetically engineered DNA is contaminating U.S. traditional seeds stocks, of corn, soybeans and canola ... if left unchecked could disrupt agricultural trade, unfairly burden the organic foods industry and allow hazardous materials into the food supply.

Producers of salmon genetically engineered to speed the fish’s growth to maturity expect their federal application to sell the fish in the United States to be decided within a year, renewing concern among commercial fishermen concerned about consequences if the genetically modified fish escapes and mingles with wild salmon. (AP 3/9/05)

We believe such a report will disclose information material to the company’s future.

Board of Directors’ Statement in Opposition of the Shareholder Proposal

The Company has food safety as its highest priority and cares about and actively supports its customers’ interest in food safety. The Company believes that the United States Food and Drug Administration (“FDA”), the Environmental Protection Agency (“EPA”), and other regulatory authorities that are charged with protecting the health and safety of the public and the environment are the proper authorities, rather than a single restauranteur like the Company, to evaluate and make judgments about environmental risks presented by crops enhanced through biotechnology and about safety concerns caused by the use of biotechnology-derived ingredients. These agencies have the responsibility, scientific resources and legal authority necessary to evaluate the issues and apply uniform resolutions based on sound scientific principles. The FDA has been reviewing information about genetically modified foods provided by biotech companies since 1994, and has issued biotechnology agency response letters with respect to a variety of genetically modified foods. The U.S. Department of Agriculture (“USDA”) has reviewed the safety of bioengineered plants since 1987, and the EPA has been doing the same with respect to pesticidal plants since approximately 1993. In these comments and reviews, none of these federal agencies found any of the food products that the Company currently sells to be unsafe or to pose health risks to its customers.

The Company invests significant resources to comply with all regulations applicable to food safety and will continue to do so in the future. The Company understands that the use of genetic engineering with respect to certain staple foods is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices such foods are combined with biotechnology-derived foods during storage and distribution. However, requiring the Company to provide the requested report to shareholders would involve unnecessary expenditures of time and resources. The Company firmly believes that all products sold at its restaurants, including those that may contain ingredients developed through biotechnology, are safe. In addition, many believe that the use of biotechnology in foods creates numerous benefits, including the reduction of the use of pesticides, the creation of more nutritious foods, and the possibility of finding new ways to help feed the world. The Company believes that the FDA and EPA are in the best position to evaluate and make decisions about the safety of biotechnology-derived food ingredients, while the Company continues to focus on providing its customers with a high-quality, moderately-priced dining experience.

The Company believes that there is ample evidence that biotechnology is facilitating fundamental changes in agricultural production methods, resulting in decreased use of traditional pesticides and increased use of farm inputs that will protect the environment and potentially provide more food for the world’s rapidly increasing population. Such evidence suggests that biotechnology brings many benefits to people and the environment. For example, in June 2002, the National Center for Food and Agricultural Policy (NCFAP), a Washington D.C.-based research group, issued a report that confirms and quantifies many of the benefits of biotech crops. This report found that the widespread adoption of biotechnology in major commodity crops in the United States has resulted in significant yield increases, significant savings for growers and significant reductions in pesticide use. Most notably, in 2001, NCFAP reported that the eight biotech crops grown in the United States increased crop yields by four billion pounds, saved growers $1.5 billion, and reduced pesticide use by 46 million pounds. The Company understands that some dispute these studies.

Under the food and safety regulatory review, the Company believes that the foods derived from genetically engineered plant products are as safe as foods derived from other plant varieties using principles recommended by the World Health Organization, the Food and Agricultural Organization of the United Nations, and the Organization for Economic Cooperation and Development. Similarly, genetically engineered plants must be shown to meet regulatory standards and be approved for environmental release. The FDA, the EPA, and the USDA provide regulatory oversight of genetically engineered products in the United States. In addition, other countries have developed regulations to ensure that the foods derived from genetically engineered plants are assessed for their safety. For example, such regulations have been implemented in the United Kingdom, Canada, Brazil, Argentina, the Netherlands, Japan, Australia, China, South Africa, India and the European Union.

Safety information for genetically engineered products such as soybean, corn, canola and cotton has been published in peer-reviewed scientific journals. Reviews by medical professionals, including organizations such as the Council of Scientific Affairs of the American Medical Association, have concluded that plant biotechnology is a safe and useful tool to enhance food safety, quality and nutrition. In addition, published reviews by nutrition and dietetic experts, such as the American Dietetic Association, have concluded, “foods produced using biotechnology are as safe as traditional foods.” International expert bodies, such as the World Health Organization, the U.S. National Research Council, the Australia/New Zealand Food Authority, and other scientific organizations have reviewed the safety information on the plant biotechnology products which are currently on the market and have concluded that there has not been a single confirmed adverse human health effect caused by the production or consumption of crops developed through biotechnology. The Company believes that the breadth and depth of scientific knowledge in molecular biology, plant physiology, animal nutrition and physiology establish that there is no basis for allegations of potential unknown effects or long-term harm that would result from the consumption of registered genetically engineered crops. The Company believes that genetic engineering is improving commonly used agricultural crops in ways that benefit the environment as well as the farmers and the agricultural, food and fiber industries.

The Company is aware of the concerns of some who oppose the development of genetically modified ingredients in agriculture, as well as the strong contrary views of those who believe that the use of such ingredients will benefit humanity and the environment by increasing the world’s food supply and decreasing the use of pesticides. The Company does not believe that preparation of the report requested by the proponents of the Shareholder Proposal would add new information to the ongoing dialogue on this issue. The Company believes the subject is more appropriately addressed under regulatory authority and leadership, and in light of scientific findings and the conclusions, of regulatory authorities. It would be an imprudent expenditure of the Company’s limited resources to require its management to devote time, attention and funds to research the complex issues involved and compile the report requested by the Shareholder Proposal.

In addition, the Shareholder Proposal as written is not practicable because the Company would have serious difficulty determining what constitutes “products that are derived from or contain GE ingredients.” Even if the Company could determine what constitutes “genetically engineered” ingredients, the Company believes it is impracticable to identify which products contain these ingredients. Since genetic markers used to identify genetically engineered ingredients are sometimes damaged or eliminated during processing, a genetically engineered ingredient can remain virtually undetected in certain foods. It would be impracticable (even if the Company had the testing capability) for the Company to identify all genetically engineered ingredients used in its products. Therefore, the Company does not believe the report apparently requested by the Shareholder Proposal would be meaningful.

The Company will continue to develop and revise plans to address business and food safety issues as they arise. These issues are critical to the Company’s business. However, the publication of the report requested by the Shareholder Proposal would compromise the Company’s efforts and business. Such a report would not advance consumer safety, but it may potentially jeopardize the business interests of the Company and its shareholders as a result of the publication of confidential business plans and proprietary information.

The Company also opposes the Shareholder Proposal on the basis that compliance with them would require significant cost and business risks without the prospect of advancing food safety. The Company does emphasize that it is committed to the use of only those ingredients that meet its high quality and safety standards and will continue to support the efforts of regulatory authorities to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. The Company’s shareholders and consumers can count on the Company’s compliance with all such regulations. Particularly in light of the scientific and regulatory attention being given to the use of genetically modified ingredients, the Company believes that preparation and publication of the report requested in the Shareholder Proposal would not constitute an effective use of the Company’s assets.

Finally, a similar shareholder proposal was introduced at the 2004 Annual Meeting of Shareholders requesting that the Board of Directors review the Company’s policies for food products containing GE ingredients and report back to shareholders. The shareholder proposal was soundly defeated by a vote of 5.1 million shares “For,” 39.2 million shares “Against,” with 5.9 million shares “Abstaining.”

Accordingly, the Board of Directors recommends that shareholders vote AGAINST the Shareholder Proposal.

Vote Required

The Shareholder Proposal will be approved if the votes cast by holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting in favor of the Shareholder Proposal exceed the votes cast against it. Abstentions and broker non-votes will have no effect on the outcome of the voting on the Shareholder Proposal.

The Board of Directors recommends that you vote AGAINST the Shareholder Proposal.

SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to submit a proposal for action at the Company’s 2006 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in the Company’s proxy materials must provide a written copy of the proposal to the Company not later than April 28, 2006, and must otherwise comply with the rules of the SEC relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by fax at (865) 379-6826 followed by mail submission, in each case to the attention of Scarlett May, Vice President, General Counsel and Secretary of the Company.

The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2006 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office not later than April 28, 2006 and, in either case, certain other conditions of the applicable rules of the SEC are satisfied.

GENERAL

Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

The Annual Report of the Company for fiscal year 2005 (which is not part of the proxy soliciting materials) is being mailed with this Proxy Statement to all shareholders of record as of the record date for the Annual Meeting.

THE COMPANY WILL, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC FOR THE FISCAL YEAR ENDED MAY 31, 2005. REQUESTS FOR COPIES SHOULD BE DIRECTED TO SCARLETT MAY, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, RUBY TUESDAY, INC., 150 WEST CHURCH AVENUE, MARYVILLE, TENNESSEE 37801, TELEPHONE NUMBER (865) 379-5700.

By Order of the Board of Directors,

Scarlett May
Vice President, General Counsel
and Secretary

August 24, 2005
Maryville, Tennessee

☐	€ DETACH PROXY CARD HERE €

PLEASE COMPLETE, DATE, SIGN	☒
AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED	Votes must be indicated
ENVELOPE.	(x) in Black or Blue ink.

1.	TO ELECT THREE CLASS I DIRECTORS FOR A TERM OF THREE YEARS TO THE BOARD OF DIRECTORS.		3.	TO RATIFY THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 6, 2006.
FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for ALL nominees listed below ☐	*EXCEPTIONS	☐	FOR ratification of the selection of KPMG LLP	AGAINST ratification of the selection of KPMG LLP	ABSTAIN
				☐	☐	☐

CLASS I Nominees: BERNARD LANIGAN, JR., JAMES A. HASLAM, III AND STEPHEN I. SADOVE
*(INSTRUCTIONS: To withhold authority for any individual nominee, mark the “EXCEPTIONS” box above and strike a line through that nominee’s name in the list of nominees below the boxes.)

				The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2006.
The Board of Directors recommends a vote FOR all director nominees listed above.			4.	TO CONSIDER THE SHAREHOLDER PROPOSAL DESCRIBED ON THE REVERSE SIDE HEREOF.
2.	TO APPROVE AN AMENDMENT TO THE COMPANY’S 2003 STOCK INCENTIVE PLAN.			FOR approval of the shareholder proposal	AGAINST approval of the shareholder proposal	ABSTAIN
FOR approval of the amendment to the 2003 Stock Incentive Plan	AGAINST approval of the amendment to the 2003 Stock Incentive Plan	ABSTAIN		☐	☐	☐
☐	☐	☐		The Board of Directors recommends a vote AGAINST the approval of the Shareholder Proposal.
The Board of Directors recommends a vote FOR the approval of the amendment to the 2003 Stock Incentive Plan.			5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

S C A N L I N E

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. Please sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each shareholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.

Date Share Owner sign here	Co-Owner sign here

RUBY TUESDAY, INC.
PROXY/VOTING INSTRUCTION CARD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 24, 2005, and does hereby appoint Samuel E. Beall, III and Marguerite N. Duffy, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the “Company”) common stock, par value $.01 per share, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 at 11:00 a.m., local time, on October 5, 2005, and at any adjournment(s) thereof.

IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL CARDS YOU RECEIVE.

     This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted (i) FOR all director nominees listed on the reverse side hereof, (ii) FOR the approval of the amendment to the Company’s 2003 Stock Incentive Plan (formerly known as the 1996 Non-Executive Stock Incentive Plan), (iii) FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2006; and (iv) AGAINST the shareholder proposal requesting that an independent committee of the Board of Directors review the Company’s policies for monitoring food products containing genetically engineered ingredients and issue a report to shareholders within six months on the extent that the Company’s food products are derived from genetically engineered ingredients and any contingency plan for sourcing non-genetically engineered foods (the “Shareholder Proposal”).

		To change your address, please mark this box.	☐
RUBY TUESDAY, INC.
	P.O. BOX 11237	To include any comments,	☐
(continued on other side)	NEW YORK, N.Y. 10203-0237	please mark this box.